EXHIBIT 99.1
CONTACT:
Courtney Jacobs
GREY ALLIANCE
212-546-2372

FOR IMMEDIATE RELEASE
GREEN EARTH TECHNOLOGIES ANNOUNCES RESIGNATION OF SIMON HIGGS

Jeffrey Loch Appointed President, Greg Adams Appointed Chief Operating Officer and David Buicko Appointed Director

White Plains, NY, September 17, 2010 – Green Earth Technologies (OTCQB: GETG), announced today that Simon Higgs, its President and Chief Operating Officer and a member of the Board of Directors has resigned effective September 15, 2010.  Jeffrey Loch, one of the company’s founders and a member of the Board of Directors and who functions as the company’s chief marketing officer,  has been appointed President and Greg Adams, the company’s Chief Financial Officer, has been appointed Chief Operating Officer.  In addition, the Board has appointed David Buicko, Chief Operating Officer of The Galesi Group, as a director of the company to replace Mr. Higgs.

“While I regrettably announce my departure from Green Earth Technologies in order to pursue other career goals in my core industry, I remain invested as a G.E.T. stockholder and am extremely confident in the current leadership to produce innovative, sustainable and cutting edge products for the masses,” said Simon Higgs.

Mr. Higgs was one of the first investors in GET, the first outside board member appointed in 2008, and eventually President and COO in 2009.

“Simon has been a huge proponent of Green Earth even before he joined us and I am very  grateful that he was willing to accept our President & COO position while maintaining his board appointment at such an instrumental time. On behalf of all of us at GET, we wish him the best of luck during this transition,” said Jeff Marshall, CEO and Chairman.  “In the meantime, as we look at the needs of the company, we couldn’t be more pleased to have Jeffrey Loch, our founder and Greg Adams, our CFO since June 2008, add to their current leadership roles.  The consolidation of both Jeff and Greg’s leadership roles provides increased resources for support positions as we continue the momentum of recent achievements and distribution goals.”

Since 1986, Mr. Buicko has been the chief operating officer of the Galesi Group, a leading industrial real estate developer in the Northeast and owner of one of the largest, most versatile third-party logistics companies in the region.  He is responsible for the day to day operations of the Galesi Group’s operating divisions including commercial real estate, industrial parks, distribution and logistics and the exploration and production of natural resources.  Mr. Buicko is a member of a variety of local professional, economic development and charitable organizations and is the current chairman of the Center for Economic Growth, a regional economic development organization.  He also serves on the board of numerous privately held companies in the real estate, oil and gas industries.  Mr. Buicko is a certified public accountant and a graduate of Siena College where he received a Bachelor of Arts degree in Accounting in 1975.

ABOUT GREEN EARTH TECHNOLOGIES
Green Earth Technologies produces G-branded superior performing green products made with American-grown base oils that utilize the power of nanotechnology to deliver environmentally friendly products with no compromise; meaning, consumers can now "do their part" without having to give up performance or value:  “Save the Earth – Sacrifice Nothing®” is the Company's tagline. The “G” family of products include G-OIL®, G-MARINE™, G-FUEL™, G-WASH™, G-GLASS™, and G-CLEAN™, and are offered in a wide range of automotive and household performance and cleaning categories.  G.E.T. products are now readily available on the internet at Amazon.com as well as at a variety of lube centers and retailers, including The Home Depot, Fred Meyer, Kroger, Albertson's, Giant, Shop Rite, VIP, National Auto Stores, Do It Best, Lex Brodie's Tire Company, Honest One and participating ACE & True Value dealers.  Please visit www.getg.com for the latest news and in-depth information about GET and its brands.

Statements made in this release that relate to future plans, events, financial results or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties. Investors should also be aware that while the Company from time to time does communicate with securities analysts, it is against the Company's policy to disclose to them any material non-public information or other confidential commercial information. Investors should not assume that the Company agrees with any report issued by any analyst or with any statements, projections, forecasts or opinions contained in any such report.

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